Exhibit 3.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED BYLAWS OF
ERIN ENERGY CORPORATION

This First Amendment to the Amended and Restated Bylaws of Erin Energy Corporation, a Delaware corporation (the “Corporation”), is dated as of March 11, 2016 (this “First Amendment”).

Recitals

A.	The Amended and Restated Bylaws of the Corporation (the “Bylaws”) were previously amended and restated by resolution of the Board of Directors of the Corporation (the “Board”) on April 11, 2011.

B.
The Board has approved the amendment to the Bylaws as set forth below, in accordance with Article VI of the Amended and Restated Certificate of Incorporation, as amended, and Article VIII of the Bylaws, effective as of the date of this First Amendment.

Amendment

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.	Article I, Section 1.1 of the Bylaws shall be deleted in its entirety and is amended to read in full as follows:

Registered Office. The registered office of Erin Energy Corporation (the “Corporation”) shall be located in the City of Dover, County of Kent, and State of Delaware.

2.	Article III, Section 3.6 of the Bylaws shall be deleted in its entirety and is amended to read in full as follows:

Removal. Except for such additional directors, if any, elected by a series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of a majority of the holders of the voting power of all of the then outstanding shares of the capital stock of the Corporation then entitled to vote at an election of Directors, voting together as a single class. Nothing in this Section 3.6 shall be deemed to affect any rights of the holders of any series of Preferred Stock to remove Directors pursuant to any applicable provisions of the Certificate of Incorporation.

3.	Article IV, Section 4.1 of the Bylaws shall be deleted in its entirety and is amended to read in full as follows:

Designation, Term and Vacancies. The officers of the Corporation may be a Chief Executive Officer, a President, a Chief Operating Officer, one or more Vice Presidents, a Corporate Secretary and a Chief Financial Officer and/or Treasurer, all of whom shall be elected by the Board of Directors. The Board of Directors may elect one or more Executive Vice Presidents, Senior Vice Presidents, or Assistant Vice Presidents, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board of Directors. The Board of Directors may appoint one or more Assistant Corporate Secretaries and one or more Assistant Treasurers, and such other officers as may be deemed necessary, who shall have such authority and shall perform such duties as may from time to time be prescribed by the Board of Directors. Vacancies occurring among the officers of the Corporation shall be filled by the Board of Directors. Subject to Section 4.2 of this Article 4, officers elected by the Board of Directors shall hold office until the next annual election of such officers by the Directors and until their successors are elected and qualified or until such officer’s death, resignation or removal. All other officers, agents and employees shall hold office during the pleasure of the Board of Directors or the officer appointing them. Any two or more offices may be held by the same person, with the exception that the Chief Executive Officer and President shall not also hold the office of Corporate Secretary or the office of Chief Financial Officer and/or Treasurer.

4.	Article IV, Section 4.3 of the Bylaws shall be deleted in its entirety and is amended to read in full as follows:

Chief Executive Officer. The Chief Executive Officer shall have general charge of the affairs and business of the Corporation and general charge and supervision of all the officers, agents and employees of the Corporation, subject to the control and direction of the Board of Directors. He or she shall exercise all powers and perform all duties incident to the principal executive office of the Corporation, subject to the control and direction of the Board of Directors, and such other powers and duties as may from time to time be assigned to him or her by the Board of Directors or be prescribed by these Bylaws. Also in the absence or inability of the Chairman to act, he or she shall preside at all meetings of stockholders. He or she may sign and execute in the name of the Corporation all deeds, mortgages, bonds, contracts, powers of attorney, or other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, and he or she may, without previous authority of the Board of Directors, make, in the name of the Corporation, such contracts, leases, and other agreements as the ordinary conduct of the Corporation’s business requires. He or she may sign and endorse notes, drafts, and checks. He or she shall have power to select and appoint all necessary officers and servants, except those elected or appointed or required to be elected or appointed by the Board of Directors, and he or she shall also have power to remove all such officers and servants and to make appointments to fill the vacancies. He or she may delegate any of his powers to the President or the Chief Operating Officer of the Corporation.

5.	Except as amended by this First Amendment, the Bylaws remain the same and in full force and effect.

I hereby certify that this First Amendment was duly adopted by the Board to be effective as of March 11, 2016.

By:	/s/ Jean-Michel Malek
Name:	Jean-Michel Malek
Title:	Senior Vice President, General Counsel and Corporate Secretary

Signature Page to the First Amendment to the
Amended and Restated Bylaws of
Erin Energy Corporation